Exhibit 99.1

SHOSHONE SILVER/GOLD ACQUIRES GRAY EAGLE MINE PROPERTY IN CALIFORNIA

For Immediate Release

March 26, 2014

Walla Walla, WA: Shoshone Silver/Gold Mining Company (SHSH-OTC) announced today that it has acquired the Gray Eagle Mine property from Independence Resources Corp. in exchange for 30 million common shares of Shoshone common stock.

The Gray Eagle property, which is a significant past producer of both copper and gold, consists of 294 acres of patented mining claims in Siskiyou County, California. It is located near the town of Happy Camp, approximately seven miles south of the Oregon border.

During the 1940’s, Newmont Mining Company produced over 460,000 tons of copper bearing ore grading over 3.17% copper from underground mine workings on the property, making it at the time the largest copper mine in California. Operations were suspended at the end of World War II.

In the 1980’s, Noranda Mining obtained a lease from Siskon Gold on the property, and over a five year period ending in 1987, Noranda produced approximately 180,000 ounces of gold from an open pit operation on the property, maintaining a head grade of over .20 ounces per ton in gold. Operations were suspended when Noranda lost its lease, with an unknown amount of oxide gold resource remaining.

In 1990, Siskon Corporation commissioned a feasibility study by a large engineering firm, which outlined a resource of 1,100,000 tons grading 2.59% copper and .021 opt gold, using a cutoff grade of 1.2% copper, mineable by open pit methods. Using a lower cutoff grade of .4% copper, the report suggested that the global resource would exceed 14,000,000 tons at an average grade of .75% copper. Given the economics prevailing at the time, the engineering feasibility study suggested a PV-10 on the project of $56 million.

The geology of the Gray Eagle deposit can best be described as a volcanogenic massive sulphide, or VMS deposit.  Shoshone plans to conduct an exploration campaign in the 2014 season to confirm the previous estimates of resources, as well as to explore the possible extent of the remaining oxide gold mineralization.

“We are extremely excited about the acquisition of Gray Eagle” said Greg Smith, Chairman of Shoshone. “We believe that the historic resource of copper can be verified by a new drilling campaign, and with the economics adjusted to today’s environment, can represent a substantial opportunity for our company. In addition, we see real potential to extend the oxide gold zone, as well as to find additional VMS deposits in the area.”

This press release may contain certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainties and therefore there can be no assurance that the forward looking statements included in the press release will prove to be accurate.

For Information Contact:

William Herron
Investor Relations Representative
(509) 529 4497